EXHIBIT 99.1
LEHMAN BROTHERS
PRESS RELEASE


For Immediate Release                           Media Contact:     Hannah Burns
                                                                   212-526-4064
                                                                   Kerrie Cohen
                                                                   212-526-4092
                     LEHMAN BROTHERS NAMES JOSEPH M. GREGORY
                      PRESIDENT AND CHIEF OPERATING OFFICER

New York, New York -- May 24, 2004 -- Lehman Brothers, the global investment bank, announced today that Joseph M. Gregory has been appointed President and Chief Operating Officer. In his new role, he will continue to oversee the daily management of the Firm's global business and administrative activities.

Commenting on the appointment, Chairman and Chief Executive Officer Richard S. Fuld, Jr. said, "In his 30 years with the Firm and with me, Joe has been a role model across so many dimensions and has been critical to the success of our Firm. He brings outstanding leadership, excellent judgment, tremendous experience, and incredible energy to his position. As a champion for making Lehman Brothers the best place to work, Joe has taken leadership in promoting the Firm's focus on diversity and expanding our efforts in this important area. I am confident that his hands-on leadership and oversight of the day-to-day operations of the Firm will ensure that we reach our next levels of achievement."

Mr. Gregory joined Lehman Brothers in 1974 as a commercial paper trader. From 1980 to 1996, he held various management positions in the Fixed Income Division, including head of the Firm's mortgage business and then co-head of the entire division. Mr. Gregory was head of the Firm's Global Equities Division from 1996 to April 2000, when he became the Firm's Chief Administrative Officer. For the past two years, he has been responsible for the daily management of the Firm's global business and administrative activities as Co-Chief Operating Officer. Mr. Gregory is a member of the Firm's Executive Committee.

                                     -more-

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                                                                   Gregory/pg. 2


Lehman Brothers (NYSE: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private equity and wealth and asset management. The Firm is headquartered in New York, London, and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers' services, products, and recruitment opportunities, visit our Web site at www.lehman.com.


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